U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): December 18, 2002

1-800-ATTORNEY, Inc.
(Exact name of small business issuer as specified in its charter)

Commission File No. 0-27994

Florida	59-3203301
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
186 Industrial Center Drive Lake Helen, FL 32744 386-228-1000
(Address and telephone number of principal executive offices)

ITEM 1. Changes in Control of Registrant

        On December 18, 2002 the shareholders of 1-800-ATTORNEY, Inc. (the "Company") voted to approve to approve the issuance of 3,302,070 shares of its common stock to two investors, Rubin Investment Group, Inc. ("RIG") and Robert J. Lyszczarz for a total remuneration of $1,267,995. The shareholders also approved an amendment to the Company's articles of incorporation increasing the number of common shares authorized for issuance to 10,000,000. The increase in the number of authorized shares was required for the issuance of the shares to RIG. Issuance of the shares to RIG will result in RIG acquiring a controlling interest in the Company. Dan Rubin is the sole shareholder of RIG and, since October 21, 2002, Dan Rubin has been the chairman and CEO of the Company. Details and background information relating to the transactions are contained in a definitive proxy statement filed with the Securities and Exchange Commission on December 4, 2002, and mailed on December 5, 2002 to all shareholders of the Company as of the record date of November 22, 2002. After the issuances of shares to RIG and Mr. Lyszczarz, there will be 4,257,338 shares outstanding of the Company's common stock; of these, 3,508,816 will be owned by Rubin Investment Group and/or Dan Rubin, collectively, and 225,000 shares will be owned by Robert J. Lyszczarz. The closing of the transactions are expected to occur on December 23, 2002.

ITEM 5. Other Events

        A special meeting of the shareholders of the Company was held on December 18, 2002. At that time the shareholders, by direct vote and by proxy, voted as shown in the following table:

	For	Against	Abstain
Item 1 - issuance to Rubin Investment Group, Inc. ("RIG") of 3,213,535 shares of the Company's common stock (resulting in the RIG's ownership of approximately 78.7% of the total number of shares of common stock outstanding upon completion of the transaction and the proposed share issuance to Robert J. Lyszczarz) which issuance will result in a change in control of the Company	391,366*	3,285	7
Item 2 - Issuance to Robert J. Lyszczarz of 88,535 shares of the Company's common stock	391,241	3,410	7
Item 3 - Authorization of an amendment of the Company's articles of incorporation to increase the number of authorized shares of the Company's common stock, no par value, from 1,875,000 to 10,000,000 shares.	664,184	3,397	7

* For Items 1 and 2, RIG and Robert J. Lyszczarz each did not vote 136,465 shares (272,930 shares in the aggregate) of the Company's common stock that they had acquired in private transactions with the Company on October 21, 2002.

2

        All three items were approved by the required vote. There was no other business brought at the meeting requiring a vote of the shareholders.

        On December 18, 2002 the Company paid the full outstanding balance of $486,595 on the mortgage on its office building in Lake Helen, Florida.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

1-800-ATTORNEY, Inc.
Date: December 19, 2002	/s/ James M. Koller Chief Financial Officer